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                                                                 Exhibit 10 (ba)

                              EMPLOYMENT AGREEMENT

THIS AGREEMENT is made and effective this 12th day of March, 1997, by and between GREEN SPRING HEALTH SERVICES, INC., a Delaware corporation (hereinafter "Employer") and Clarissa C. Marques (hereinafter "Employee").

                                   WITNESSETH:

WHEREAS, Employee currently serves in the capacity of Chief Clinical Officer.

WHEREAS, it is the intention of the parties hereto to set out the terms and conditions of the employment and the rights and duties of Employee in fulfilling the capacity of Chief Clinical Officer for Employer.

NOW, THEREFORE, in consideration of the mutual promises of the parties and the mutual benefits they will gain by the performance thereof, all in accordance with the provisions hereinafter set forth, it is agreed by and between the parties hereto as follows:

         1. (a) Effective as of the date hereof Employer confirms the employment of Employee and Employee agrees to continue to be employed by Employer and to continue to serve as the Chief Clinical Officer of Employer, or any other mutually agreed upon position or title pursuant to the terms of this Agreement.

             (b) This Agreement shall not be construed as a break in service for purposes of those benefit plans contemplated in paragraph 2(c) below and any time of service accrued by Employee as of the date of this Agreement for purposes of determining the level or extent of such benefits in accordance with the terms of any such benefit plan shall be credited to Employee.

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             (c) The term of this employment shall commence on the date hereof and shall terminate on the last day of the calendar month in which occurs the third (3rd) anniversary of the date hereof ("Initial Term"). After the Initial Term, this Agreement shall automatically renew for a one year period and for subsequent one year periods thereafter unless one party presents to the other party written notice of intent to terminate the Agreement at least ninety
(90) calendar days prior to the applicable expiration date of this Agreement.

         2. (a) Subject to Paragraph 3 (b) below, during the term of this Agreement Employer shall pay Employee a base salary, the amount of which shall be fixed from time to time by the President, CEO of Green Spring Health Services, provided in no event shall the base salary be less than the annual base salary Employee was receiving on the effective date of this Agreement, unless all Green Spring Health Services officers are required to accept similar reductions.

             (b) All payments of compensation shall be subject to all lawful deductions such as Federal Withholding Taxes and FICA; and

             (c) In addition to the compensation payable to Employee as provided by subparagraph 2(a) above, Employee shall be entitled to fringe benefits and incentive compensation similar to those provided to all other similarly situated employees.

         3.  (a) During the term of this employment Employee shall:

                 (i)   hold the title of Chief Clinical Officer; and

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                 (ii)  generally perform the duties on behalf of
Employer that she performs as of the date hereof and such other duties which may be required commensurate with Employee's professional ability and qualifications.

             (b) During the term of this employment, if Employer and Employee mutually agree to a change in the duties and/or title of Employee, then and in that event the parties shall to the extent necessary and appropriately modify the terms of this Agreement, including, if such modification requires, an adjustment to the salary and/or fringe benefits.

         4.  (a) Employee agrees:

                 (i) not to disclose any trade or secret data or any other proprietary or confidential information acquired during employment by Employer or its subsidiary, successor or affiliated companies, during employment or after the termination of employment or retirement, except with the prior permission of Employer, unless said information becomes generally available to the public or becomes available to Employee on a non-confidential basis from a source other than Employer;

                 (ii) not to interfere with the employment of any other employee of Employer or its subsidiary, successor or affiliated companies, or urge, induce or solicit other employees to leave Employer or its subsidiary, successor or affiliated companies;

                 (iii) during the term of employment with Employer and for a period of two (2) years following employment termination, not to solicit the business of, contract with, or become employed by any entity (including any subsidiary, successor or affiliated company of such entity) with which Employer or its subsidiary, successor or affiliated companies has contracts or had contracts within the two (2) years period prior to termination, unless agreed to in advance in writing by Employer; and

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                 (iv)  during the term of employment and for six
(6) months after the termination of employment engage, directly or indirectly, or through any corporations or associations in any business, enterprise or employment which is directly competitive (including but not limited to the following activities: mental health and/or substance abuse managed care including utilization management, network management and EAP) with Employer or its subsidiary, successor or affiliated companies in any state or territory, including the District of Columbia where Employer or its subsidiary, successor or affiliated companies do business at the time of Employee's termination of employment.

             (b) Paragraph 4 (a) (iii) and 4 (a) (iv) shall not be binding on Employee if Employee has completed the Initial Term or any renewal periods set forth in Paragraph 1 and Employee is not offered continued employment with Employer, or if Employee is offered continued employment upon renewal but with a substantial reduction in Employee's duties or responsibilities, or if Employee's employment is terminated pursuant to paragraph 8 earlier than the expiration of the Initial Term or, if this Agreement is renewed, earlier than the expiration of the renewal period.

         5. In the event of the occurrence of any of the following, Employee's employment shall terminate immediately and Employer's sole obligation to Employee shall be the payment of any salary, bonus and benefits accrued through the date of such termination:

             (a) the death of Employee; or

             (b) the disability of Employee as defined by Paragraph 6
                 hereinbelow; or

             (c) the default by Employee as defined by Paragraph 7
                 hereinbelow.

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Notwithstanding the foregoing, if the letter agreement dated February 2, 1995,
("Letter Agreement") duly signed by Employer and Employee is in effect at the time of a termination pursuant to this paragraph 5, the Letter Agreement shall not be affected by such termination unless and only to the extent the terms of such Letter Agreement expressly so states.

         6. For purposes of this Agreement, the term disability means that Employee is substantially unable to discharge her responsibilities to Employer and its affiliates by reason of physical or mental illness or incapacity, whether arising out of sickness, accident or otherwise, and shall be evidenced by the written determination of a qualified medical doctor acceptable to Employer, which determination shall specify the date and time when such disability commenced and that it has continued uninterrupted for a period of at least one hundred eighty (180) days.

         7. For purposes of the Letter Agreement, the term "For-Cause" and for purposes of this Agreement, the term default mean that Employee has:

             (a) by intentional actions refused to perform her duties for Employer as provided by paragraph 3 above. In the event that Employer determines that Employee has intentionally failed to perform her duties for Employer as provided in paragraph 3, Employer shall notify Employee in writing of the reasons for its determination and shall provide Employee a reasonable period in which to either contest the determination or to correct the defects in performance; or

             (b) breached or otherwise failed to comply with the provisions of paragraph 4 above; or


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             (c) committed an act of dishonesty, fraud,
misrepresentation or other acts of moral turpitude which in the reasonable opinion of the President, CEO causes he/she to conclude that the continuation of employment is not in the best interest of Employer.

         8. In the event Employer shall terminate for any reason other than as set forth in paragraph 5 above the Employment of Employee earlier than the expiration of the Initial Term or, in the event the parties agree to renew the Agreement, earlier than the expiration of any renewal period, or Employer shall change the location of Employee's primary base or employment from Columbia, Maryland vicinity without Employee's consent, such termination shall be deemed to be "without cause" and Employee shall be entitled to all compensation set forth in paragraph 2 (a), and benefits under paragraph 2 (c) to the extent allowable under the terms of such benefit plans, for the remaining balance of the Initial Term or renewal period, as the case may be, without any condition or restriction other than as expressly set forth in the Agreement. This shall constitute Employer's sole obligation to Employee in the event of a termination pursuant to this paragraph 8. This provision shall not apply if the Employee's termination occurs as a result of the expiration of the Initial Term or any renewal period without renewal by the parties.

Notwithstanding the foregoing, if the Letter Agreement duly signed by Employer and Employee is in effect at the time of a termination pursuant to this paragraph 8, the Letter Agreement shall not be affected by such termination unless and only to the extent the terms of such Letter Agreement expressly so states.

         9. All notices required hereunder shall be in writing and either delivered by hand delivery or by certified mail, postage prepaid, return receipt requested. Notices to Employer shall be addressed as follows: Green Spring Health Services, Inc., Suite 500, 5585 Sterrett Place, Columbia, Maryland 21044.
Attention: President/CEO, with a copy to: General Counsel c/o Green Spring Health Services, Inc.,

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Suite 500, 5585 Sterrett Place, Columbia, Maryland 21044; and notices to
Employee shall be addressed to the then last known address of Employee as reflected on the records of Employer.

         10. This Agreement shall be binding upon Employee, and Employer and its successors and assigns. Employee shall not assign any part of her rights and/or duties under this Agreement, unless Employer agrees thereto in writing.

         11. This instrument contains the entire Agreement of the parties.
It may not be changed orally but only by an agreement in writing signed by the party against whom enforcement of any waiver, change, modification, extension or discharge is sought.

         12. This Agreement has been executed in and shall be governed by the laws of the State of Maryland.

IN WITNESS WHEREOF, the parties hereto have set their hands and seals the day and year first above written.

EMPLOYEE:                                     GREEN SPRING HEALTH SERVICES, INC.

/s/Clarissa C. Marques                           By:   /s/Henry Harbin
-------------------------------                        ------------------------
CLARISSA C. MARQUES                                    Henry Harbin
E.V.P., CCO                                            President, CEO
3-12-97

WITNESS:

/s/Kathleen McNeal    3/14/97                          /s/Joyce Fitch
-------------------------------                        ------------------------
   Kathleen McNeal                                        Joyce Fitch

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